Exhibit 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL 2007 THIRD QUARTER
EARNINGS PER SHARE INCREASES 16 PERCENT

Monett, MO. May 8, 2007 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and outsourced data processing for financial institutions, today announced third quarter fiscal 2007 results with a 16 percent increase in total revenue, a 13 percent increase in gross profit, and a 12 percent increase in net income over the third quarter of fiscal 2006. For the nine months of fiscal 2007, total revenue increased 13 percent, with an increase of 12 percent in gross profit and an increase of 17 percent in net income over the same nine months in fiscal 2006.

For the quarter ended March 31, 2007, the company generated total revenue of $168.9 million compared to $145.5 million in the same quarter a year ago. Gross profit increased to $71.7 million compared to $63.7 million in the third quarter of last fiscal year. Net income totaled $26.4 million, or $0.29 per diluted share, compared to $23.5 million, or $0.25 per diluted share in the same quarter a year ago.

For the first nine months of fiscal 2007, total revenue was $486.8 million compared to $429.9 million for the first nine months of fiscal 2006. Gross profit increased to $208.0 million compared to $185.7 million during the same period last fiscal year. Net income for the nine months of fiscal 2007 was $75.6 million, or $0.82 per diluted share, compared to $64.5 million, or $0.69 per diluted share for the same nine months in fiscal 2006.

According to Jack Prim, CEO, "We are very pleased with the revenue and earnings growth in the quarter.  While license fees were below expected levels, increases in support and service revenue more than offset any shortfall.  Our business continues to be less dependent on license fees to drive revenue growth while still providing upside opportunities when larger license transactions do occur in a particular quarter."

Operating Results

"Our support and service revenue increased 23% for the quarter and 19% year to date compared to the prior year. We have seen solid growth in all of the components within this line which include one-time implementation fees and the components that represent our recurring revenue: Electronic Payments, OutLink (data and item processing) and our in-house support and maintenance," stated Tony Wormington, President. "This growth is being significantly driven by our electronic payments business, which includes our on-line bill pay, EFT/Debit card transaction processing, Check 21 image transactions and our merchant remote deposit capture. Electronic payments increased 34% for the quarter and 41% year to date compared to last year and our electronic payments now represent 15% of our total revenue and will continue to be a primary focus of our future growth."

License revenue for the third quarter was $15.3 million, or 9 percent of third quarter total revenue, compared to $20.6 million, or 14 percent of the third quarter total revenue a year ago. Support and service revenue increased to $130.3 million, or 77 percent of total revenue in third quarter of fiscal 2007 from $106.1 million, or 73 percent of total revenue for the same period a year ago. There was strong growth in all support and service revenue components for the third quarter. EFT Support, which includes ATM/debit card processing, bill pay, remote capture and Check 21 transaction processing services, was the largest contributor with growth of $7.1 million or 34% in the third quarter compared to the same quarter a year ago. Hardware sales in the third quarter of fiscal 2007 increased to $23.3 million, or 14 percent of total revenue, from $18.8 million, or 13 percent of total revenue in the third quarter of last fiscal year.

For the first nine months of fiscal 2007, license revenue decreased to $52.1 million, or 11 percent of total revenue, compared to $58.3 million, or 14 percent of total revenue a year ago. Support and service revenue contributed 76 percent or $370.1 million of the total revenue for the first nine months of the current fiscal year, compared to $312.0 million, or 73 percent of total revenue for the first nine months of the prior fiscal year. The increase in support and service revenue is due to increases in every component of this revenue line for the first nine months compared to the prior year, particularly electronic payments which had growth of $21.7 million or 41% in the first nine months of the current fiscal year compared to the same period a year ago. Hardware sales year-to-date was $64.6 million compared to $59.6 million for the same period last year. Hardware revenue was 13 percent of total revenue for fiscal 2007 and 14 percent of total revenue year-to-date in fiscal 2006.

Cost of sales for the third quarter increased to $97.2 million for the three months ended March 31, 2007 from $81.8 million for the same three months ended March 31, 2006. Third quarter gross profit increased 13 percent to $71.7 million with a 42 percent gross margin, compared to $63.7 million and a 44 percent gross margin for the same period a year ago.

Cost of sales for the nine months ended March 31, 2007 increased 14 percent to $278.8 million from $244.2 million for the same period ended March 31, 2006. Year-to-date gross profit of fiscal 2007 increased 12 percent to $208.0 million compared to $185.7 million year-to-date for fiscal 2006. The gross margin was 43 percent for both year-to-date periods.

Gross margin on license revenue for the third quarter of fiscal 2007 was 94 percent compared to 99 percent a year ago for the same period, primarily due to an increase in license revenue delivered through reseller agreements. Gross margin for the first nine months of both fiscal 2007 and 2006 was 96 percent.

Support and service gross margin increased to 39 percent in the third quarter of fiscal 2007 from 36 percent a year ago. Support and service gross margin increased to 38 percent in the first nine months of fiscal 2007 from 36 percent for the first nine months in fiscal 2006. This increase in gross margin for both the quarter and year-to-date is mainly due to growth in components with higher margins such as electronic payment processing. Hardware gross margin was lower for the third quarter at 25 percent compared to 28 percent for the same quarter last year, primarily due to sales mix along with reduced vendor rebates received on hardware sold. Year-to-date gross margin for both the current and prior fiscal year was 27 percent.

Operating expenses increased 7 percent for the third quarter of fiscal 2007 compared to the same quarter a year ago primarily due to employee related expenses from increased headcount. Selling and marketing expenses rose 2 percent in the current year third quarter to $12.5 million, or 7 percent of total revenue, from $12.3 million or 8 percent of total 2006 third quarter revenue. Research and development expenses increased 7 percent in the current year third quarter to $9.0 million, or 5 percent of total revenue, from $8.4 million, or 6 percent of total 2006 third quarter revenue. General and administrative costs increased 14 percent to $9.4 million from $8.2 million, while remaining at 6% of total revenue for the third quarter in both fiscal 2007 and 2006.

Operating expenses increased 10 percent for fiscal 2007 year-to-date compared to the same period a year ago primarily due to employee related expenses from increased headcount, contracted labor and professional fees. Selling and marketing expenses rose 4 percent in the same period to $37.5 million from $36.0 million, while remaining at 8% of total revenue for the first nine month periods of both fiscal 2007 and 2006. Research and development expenses increased 14 percent to $26.5 million from $23.2 million, while remaining at 5 percent of total revenue for nine months in fiscal 2007 and 2006. General and administrative costs increased 13 percent to $30.7 million or 6 percent of revenue for the nine months of fiscal 2007 from $27.2 million, also 6 percent of revenue for the same nine months a year ago.

Operating income increased 17 percent to $40.8 million, or 24 percent of total third quarter revenue, compared to $34.7 million, also 24 percent of total revenue in the third quarter of fiscal 2006. Operating income increased 14 percent to $113.3 million, or 23 percent of year-to-date total revenue, compared to $99.3 million, which was also 23 percent of total revenue year-to-date in fiscal 2006.

Provision for income taxes increased 28 percent in the current third quarter in fiscal 2007 compared to the third quarter in fiscal 2006. Provision for income taxes for the nine months ended March 31, 2007 increased 11 percent and is 34.3 percent of income before income taxes compared to 35.5 percent of income before income taxes for the same nine month period in fiscal 2006. The effective tax rate change is due to the renewal of the Research and Experimentation Credit, which was retroactive to January 1, 2006. Third quarter net income totaled $26.4 million, or $0.29 per diluted share, compared to $23.5 million, or $0.25 per diluted share in the third quarter of fiscal 2006. Year-to-date net income totaled $75.6 million, or $0.82 per diluted share, compared to $64.5 million, or $0.69 per diluted share in the prior year.

"The cumulative results of the quarter were in-line with our expectations, with the only shortfall being in license revenue; however this was offset by our continued strong growth in our support and services, of which our recurring revenue was 68% for the quarter and 67% year-to-date of total revenue," stated Kevin Williams, CFO. "Also, during the quarter we purchased an additional one million shares of stock for the treasury for $23.3 million, which brings the total year-to-date buyback to approximately 3.3 million shares."

For the third quarter of 2007, the bank systems and services segment revenue increased 18 percent to $141.9 million, with a gross margin of 44 percent from $120.1 million and a gross margin of 45 percent in the same quarter a year ago. The credit union systems and services segment revenue increased 6 percent to $27.0 million with a gross margin of 33 percent for the third quarter of 2007 from $25.4 million and a gross margin of 37 percent in the same period a year ago.

For the nine months ended March 31, 2007, the bank systems and services segment revenue increased 16 percent to $406.5 million from $349.3 million for the nine months ended March 31, 2006. Gross margin was 44 percent for the bank systems and services segment for both nine-month periods. The credit union systems and services segment revenue remained fairly flat at $80.3 million for the nine months of fiscal 2007, with a gross margin of 36 percent from $80.6 million and gross margin of 39 percent in the same period a year ago.

Balance Sheet, Cash Flow, and Backlog Review

At March 31, 2007, cash and cash equivalents decreased to $27.7 million at March 31, 2007, from $38.8 million at March 31, 2006. Trade receivables increased 15 percent, or $14.8 million, to $114.5 million compared to a year ago. The increase is primarily due to increased revenues. Notes payable increased from $25.0 million a year ago to $50.5 million at March 31, 2007. Total deferred revenue increased $6.7 million or 7 percent to $98.4 million at March 31, 2007, compared to a year ago. Stockholders' equity grew 2 percent to $592.0 million at March 31, 2007, from $579.9 million a year ago.

Backlog increased 4 percent at March 31, 2007 to $221.2 million ($61.4 million in-house and $159.8 million outsourcing) from $213.3 million ($62.8 million in-house and $150.5 million outsourcing) at March 31, 2006. The current quarter backlog decreased 2 percent compared to December 31, 2006, when backlog was $225.3 million ($66.2 million in-house and $159.1 million outsourcing).

Cash provided by operations totaled $91.4 million in the current year compared to $113.4 million last year. Cash provided by operations consisted of $75.6 million net income, depreciation and amortization expense of $37.4 million plus the combined increase of $12.2 million in deferred income taxes and the loss on disposal of property, and stock-based compensation of $0.9 million. The balance consists of the change in receivables of $65.9 million plus the change of $1.8 million for prepaid expenses, less $12.3 million for the change in accounts payable and accrued expenses, $89.6 million for the change in deferred revenues and the change in income taxes of $0.5 million. For fiscal year 2006, cash flow from operations consisted of $64.5 million in net income, depreciation and amortization expense of $32.5 million, plus a combined increase of $5.9 million in deferred income taxes, the loss on disposal of property and equipment, and expense for stock-based compensation of $0.3 million. The balance consisted of the change in receivables of $110.9 million, less the change of $14.7 million for prepaid and accrued expenses and accounts payable, less $83.1 million for the change in deferred revenues, less the change in income taxes of $2.9 million.

Net cash used in investing activities for the current year was $74.9 million and included payment for acquisitions of $34.0 million, plus $5.4 million paid on earn-outs and other acquisitions adjustments, capital expenditures of $21.1 million, and capitalized software development of $15.6 million. Cash used in investing activities was partially offset by $1.2 million in net proceeds from investments and other items. In the first nine months of fiscal 2006, net cash used in investing activities was $64.0 million and included payments for the acquisitions of $20.7 million, capital expenditures of $32.2 million, and capitalized software development of $11.9 million. Cash used in investing activities was partially offset by $0.8 million in net proceeds from investments and other items.

Net cash used in financing activities for the current year used cash of $63.0 million includes repayments of capital leases of $0.5 million, payment of dividends of $15.9 million, and the purchase of treasury stock of $71.4 million. Cash used was offset by proceeds of $21.4 million from the issuance of common stock and the exercise of stock options, plus $3.4 million from the excess tax benefit from stock-based compensation. For the first nine months of fiscal 2006, cash used in financing activities was $22.1 million and included a net repayment of the revolving bank credit facility of $20.0 million, payment of dividends of $13.3 million, and the purchase of treasury stock of $12.6 million. These cash payments were partially offset by $17.3 million from the issuance of common stock and the exercise of stock options and by the excess tax benefit from stock-based compensation of $6.5 million.

About Jack Henry & Associates

Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions.  Jack Henry markets and supports its systems throughout the United States, and has more than 8,700 customers nationwide.  For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com. The company will hold a conference call on May 9th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

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Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)

	Three Months Ended		%	Nine Months Ended		%
	March 31,		Change	March 31,		Change
	2007	2006		2007	2006

REVENUE
License	$15,345	$20,566	-25%	$52,057	$58,310	-11%
Support and service	130,282	106,083	23%	370,094	312,008	19%
Hardware	23,276	18,846	24%	64,611	59,577	8%

Total	168,903	145,495	16%	486,762	429,895	13%

COST OF SALES
Cost of license	863	222	289%	2,197	2,134	3%
Cost of support and service	78,932	67,962	16%	229,483	198,555	16%
Cost of hardware	17,424	13,629	28%	47,103	43,486	8%

Total	97,219	81,813	19%	278,783	244,175	14%

GROSS PROFIT	71,684	63,682	13%	207,979	185,720	12%
Gross Profit Margin	42%	44%		43%	43%

OPERATING EXPENSES
Selling and marketing	12,527	12,292	2%	37,466	36,032	4%
Research and development	9,004	8,435	7%	26,509	23,187	14%
General and administrative	9,378	8,239	14%	30,691	27,174	13%

Total	30,909	28,966	7%	94,666	86,393	10%

OPERATING INCOME	40,775	34,716	17%	113,313	99,327	14%

INTEREST INCOME (EXPENSE)
Interest income	658	731	-10%	2,620	1,599	64%
Interest expense	(439)	(590)	-26%	(954)	(897)	6%

Total	219	141	55%	1,666	702	137%

INCOME BEFORE INCOME TAXES	40,994	34,857	18%	114,979	100,029	15%

PROVISION FOR INCOME TAXES	14,614	11,397	28%	39,399	35,511	11%

NET INCOME	$26,380	$23,460	12%	$75,580	$64,518	17%

Diluted net income per share	$0.29	$0.25		$0.82	$0.69
Diluted weighted avg shares outstanding	91,753	94,390		92,297	94,008

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	March 31,		% Change
	2007	2006

Cash, cash equivalents and investments	$28,794	$40,914	-30%
Receivables	114,499	99,717	15%
TOTAL ASSETS	834,651	769,374	8%

Accounts payable and accrued expenses	$31,640	$28,072	13%
Note Payable	50,883	25,000	104%
Deferred revenue	98,380	91,679	7%
Stockholder's Equity	592,033	579,898	2%

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